LM Funding America Announces February 2025 Production and Operational Update

•
LuxOS firmware upgrade completed, improving fleet efficiency

- Bitcoin HODL 165.8 BTC as of February 28, 2025 valued at $14.6 million or $2.85 per share[1]

TAMPA, FL, March 6, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended February 28, 2025.

Metric	Dec 2024	Jan 2025	Feb 2025
- Bitcoin[2]
- Mined, net	7.0	8.0	8.1
- Sold	(4.0)	-	-
- Purchased	5.0	-	-
- Service Fee	-	-	(0.5)
- Bitcoin HODL	150.2	158.2	165.8
- Machines[2]
- Operational	3,681	5,121	5,121
- Storage	2,159	719	719
- Total Machines	5,840	5,840	5,840
- Hashrate (EH/s2)
- Oklahoma	0.29	0.43	0.43
- Hosted	0.13	0.13	0.13
- Energized	0.42	0.56	0.56
- Storage	0.21	0.07	0.07
- Total	0.63	0.63	0.63

“The LuxOS firmware upgrade we implemented in February is delivering measurable results, increasing Bitcoin production without adding more machines, despite February being a shorter month," stated Bruce Rodgers, Chairman and CEO of LM Funding. "This is a snapshot of our business strategy; mine Bitcoin profitably and efficiently, while strengthening our balance sheet and positioning ourselves for further expansion."

The Company estimates that the value of its 165.8 Bitcoin holdings on February 28, 2025, was approximately $14.6 million or $2.85 per share, based on a Bitcoin price of approximately $88,100 as of March 5, 2025.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com

[1]Calculated using 5,133,412 shares outstanding as of 12/31/24 from SEC Form S-3 filed January 13, 2025

[2]Unaudited